Exhibit 2

AMENDMENT NO. 1 AND EXTENSION to LOCK-UP AGREEMENT

This Amendment No. 1 and Extension to Lock-up Agreement (this “Amendment”), is dated as of January 31, 2012, and amends, and extends the termination date under, the Lock-up Agreement (the “Agreement”) made by and among the undersigned parties (each, a “Locked-Up Holder” and, collectively, the “Locked-Up Holders”), each solely in its capacity as a beneficial owner (as defined below) of shares of 6.25% Series A Cumulative Convertible Preferred Stock (the “Preferred Shares”) and all holders of such shares, the “Preferred Shareholders”) issued by Emmis Communications Corporation (“Emmis”).

RECITALS

A.	The undersigned Locked-Up Holders wish to amend the Agreement to extend the stated term thereof to April 30, 2012.

B.	Capitalized terms used herein without definition and defined in the Agreement shall have the meanings ascribed thereto in the Agreement when used herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Locked-Up Holders hereby agree as follows:

1. Amendment. Section 4(a)(i) of the Agreement is hereby amended by deleting the reference to “January 31, 2012” and replacing it with “April 30, 2012”.

2. Effect of Amendment. Except as expressly set forth in Section 1 above, the parties hereto hereby agree that the Agreement shall continue in full force and effect without other modification thereto, and the parties hereto shall continue to be bound thereby on the terms and conditions set forth therein, as modified by Section 1 above.

3. Ownership and Authority; Additional Information. Each Locked-Up Holder shall deliver to Gibson Dunn & Crutcher LLP (“Gibson Dunn”), at the address provided in Section 13 of the Agreement, a revised beneficial ownership certificate, substantially in the form attached as Annex B (the “Ownership Certificate”) to the Agreement, promptly upon any change (by acquisition, sale or otherwise) of its beneficial ownership of Preferred Shares or Common Shares. In addition, each Locked-Up Holder agrees to promptly furnish to Gibson Dunn (a) any information necessary or appropriate for the making of any required or advisable public filing or amendment thereto and (b) any other information supplementing information contained in any publicly filed statement or amendment thereto as is necessary in order to make the statements contained in such publicly filed statement or amendment not misleading.

4. Representations and Warranties. Each of the Locked-Up Holders hereby represents and warrants as to itself, that the following statements are true, correct and complete, as of the date hereof:

(a)	Beneficial Ownership. It is the beneficial owner of the Emmis securities and swaps or other derivative transactions relating to Emmis securities set forth on the signature page hereto.

(b)	Securities Laws. Neither it nor its affiliates or associates (i) is the beneficial owner of any securities of Emmis or is a party to any swaps or other derivative transactions relating to securities of Emmis, other than as described in the signature page hereto or (ii) has any agreement, arrangement or understanding with any person for the purpose of acquiring, holding, voting or disposing of any securities of Emmis, other than this Agreement.

(c)	Power and Authority. It has all requisite power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

(d)	Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5. Acknowledgement. Each Locked-Up Holder agrees that it shall be responsible for compliance with any obligations such Locked-Up Holder may have pursuant to Section 13(d) or Section 16 of the Exchange Act, if any, to the extent it may be deemed part of a “Group” within the meaning of Rule 13d-5(b) under the Exchange Act or otherwise relating to its beneficial ownership of securities of Emmis (including, without limitation, making all filings, if any, required to be made by it on Schedule 13D and Forms 3, 4 and 5), it being agreed that no Locked-Up Holder shall be responsible for any such non-compliance by any other Locked-Up Holder other than itself.

6. Effectiveness. This Amendment shall not become effective and binding on the parties hereto unless and until counterpart signature pages hereto shall have been executed and delivered by the Requisite Locked-Up Holders.

7. Miscellaneous.

(a) Additional Signatories. Additional beneficial owners of Preferred Shares, with the prior consent of the Requisite Locked-Up Holders, may join and be bound by all of the terms of the Agreement, as amended hereby, by executing and delivering to all Locked-Up Holders a joinder substantially in the form attached to the Agreement as Annex A.

(b) References to Agreement. Upon effectiveness of this Amendment, all referenced to the Agreement shall mean the Agreement, as amended hereby.

8. Amendments. This Amendment may not be modified or amended except in a writing signed by the Requisite Locked-Up Holders.

9. Governing Law; Jurisdiction. This Amendment shall be construed in accordance with, and this Amendment shall be governed by, the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Locked-Up

Holders hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment in any such action, suit or proceeding, may be brought in any federal or state court of competent jurisdiction in the Borough of Manhattan of The City of New York.

By execution and delivery of this Amendment, each Locked-Up Holder hereby irrevocably accepts and submits itself to the exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and hereby waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.

10. Headings. The headings of the Sections, paragraphs and subsections of this Amendment are inserted for convenience only and shall not affect the interpretation hereof.

11. Limitation on Assignment; Successors and Permitted Assigns. None of the parties hereto may assign any of its respective rights or obligations under the Agreement. The Agreement, as amended hereby, is intended to bind and inure to the benefit of the parties and their respective successors, heirs, executors, administrators and representatives.

12. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Faxed or pdf signatures shall be valid and binding for all purposes.

13. Further Acknowledgement. The parties to this Amendment agree and acknowledge that certain Locked-Up Holders are executing this Amendment as investment advisors for, and on behalf of, certain investment funds and institutional separate accounts. Notwithstanding the foregoing, by executing this Amendment, each such Locked-Up Holder executing this Amendment in such capacity further represents and warrants to the other Locked-Up Holders that (i) it has the requisite power and authority to agree to all of the matters set forth in this Amendment with respect to the Emmis securities such Locked-Up Holder beneficially owns in its capacity as investment advisor with discretionary authority, (ii) it has the full authority on behalf of all such funds and accounts to vote, transfer and hold all the Emmis securities such Locked-Up Holder beneficially owns, and (iii) it has all requisite power and authority to enter into this Amendment and to perform its respective obligations under, this Amendment, on behalf of each such fund.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

Zazove Associates LLC

By:	/s/ Steven M. Kleiman
Name: Steven M. Kleiman
Title: Chief Operating Officer

Address: 1001 Tahoe Blvd.

City/State/Zip: Incline Village, NV 89451

Country: USA

Telecopy: (847) 239-7101

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 491,510

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

Corre Opportunities Fund, LP

By:	/s/ John Barrett
Name: John Barrett
Title: Managing Partner

Address: 1370 Avenue of the Americas, 29th Floor
City/State/Zip: New York, NY 10019
Country: USA

Telecopy: (646) 863-7161

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 179,850

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

DJD Group LLLP

By:	/s/ Don DeFosset
Name: Don DeFosset
Title: General Partner

Address: 4221 W. Boy Scout Blvd. Suite 1000
City/State/Zip: Tampa, FL 33607
Country: USA

Telecopy: (813) 902-9408

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 76,810

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

By:	/s/ Kevan A. Fight
Name: Kevan A. Fight
Title: N/A

Address: 6787 Walter Waite Ct.
City/State/Zip: Brecksville, Ohio 44141
Country: USA

Telecopy: (440) 570-0202

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 57,750

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

LOCKED-UP HOLDER

First Derivative Traders LP
By: First Derivative management LLC

By:	/s/ Marten Hirsch
Name: Marten Hirsch
Title: Managing Member

Address: 1319 Rutland Lane
City/State/Zip: Wynnewood, PA 19096
Country: USA

Email: mhirsch@fdrv.net

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 5,500

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-